Exhibit 5

STEVE M. CALLAWAY

Senior Associate Counsel

Writer’s Direct Number: (205)268-3804

Facsimile Number: (205)268-3597

Toll-Free Number: (800)627-0220

April 11, 2005

Protective Life and Annuity Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Gentlemen:

This opinion is submitted with respect to the Post-Effective Amendment No. 7 to the Form S-1 Registration Statement, file number 333-42425, to be filed by Protective Life and Annuity Insurance Company (the “Company”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, group and individual modified guaranteed annuity contracts issued by the Company and marketed under the name “Protective Platinum Series” (the “Contracts”). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.                                       The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Alabama and is duly authorized by the Department of Insurance of the State of Alabama to issue the Contracts.

2.                                       The Contracts, when issued as contemplated by the Form S-1 registration statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form S-1 registration statement for the Contracts.

Very truly yours,

/s/ Steve M. Callaway
Steve M. Callaway
Senior Associate Counsel